ALLY FINANCIAL INC.

LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN

As Adopted Effective July 16, 2008

As Amended September 10, 2008

As Amended March 17, 2009

As Amended August 12, 2010

As Amended October 1, 2010

As Amended February 24, 2011

As Amended June 23, 2011

As Amended February 1, 2012

As Restated and Amended April 4, 2012

As Amended December 19, 2013

ALLY FINANCIAL INC.

LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN

Table of Contents Section 1 Definitions Section 2 Purpose of Plan
Section 3 Term of Plan; Amendment and Termination of Plan

Section 4 Administration

Section 5 Eligibility and Participation

Section 6 Units Available under Plan; Common Stock Value

Section 7 Grants of Awards

Section 8 Vesting and Payment of Award

Section 9 Restrictive Covenants

Section 10 Termination of Employment; Other Payments

Section 11 Claims

Section 12 Taxes

Section 13 Miscellaneous

ALLY FINANCIAL INC.

LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN

1.0 DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1 “Ally Financial Inc.” shall mean Ally Financial Inc., a Delaware corporation.

1.2 “Award" shall mean a compensatory award that is granted in accordance with Section 7 below and that Vests and is paid in accordance with Section 9 or 11 below.

1.3 “Award Letter" shall mean a written agreement between Ally Financial Inc. and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee's exercise of its administrative powers.

1.4 “Beneficiary” shall mean a beneficiary designated in writing by a Participant to receive a Payment in the event of a Participant’s death prior to a date of Payment. If no Beneficiary is designated by the Participant, then the Participant's estate shall be deemed to be the Participant's Beneficiary.

1.5 “Board" shall mean the Board of Directors of the Company.

1.6 “bps" shall mean a hypothetical ownership interest of the Company Awarded prior to October 1, 2010 and as subsequently adjusted by the Committee in accordance with the Plan (based on basis points, where, for example (i) an Award subject to 1.5 bps would equal an Award relating to a 0.015% hypothetical ownership interest of the Company and (ii) an Award subject to 3.25 bps would equal an Award relating to a 0.0325% hypothetical ownership interest of the Company).

1.7
"Business Unit" shall mean a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company's business, managerial and financial reporting are considered and managed as a division, including, but not limited to, the Company's North American Auto Finance, International Operations, Mortgage Operations, Insurance and Commercial Finance divisions, and which consist of a group of legal entities rolling up to a holding company that is a wholly-owned subsidiary of the Company.

1.8 “Cause” shall mean any one of the following:

(a) felony indictment or misdemeanor conviction; or

(b) failure to perform any material responsibility of the leadership position; or

(c)	a course of conduct which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; or

(d) failure to follow lawful directions of the Board; or

(e) any material breach of fiduciary duty to the Company; or

(f) gross negligence; or

(g) willful misconduct; or

(h) failure to comply with a material Company policy; or

(i) any act of fraud, theft, or dishonesty; or

(j) breach of any restrictive covenants, including the duty of confidentiality with respect to
Company information.

(k)	failure to promptly repay any Award payment that is determined to be owed to the Company pursuant to 8.6 below.

1.9 “Change in Control” shall mean:

(a) a change in the ownership of the Company in accordance with Treasury Regulation Section
1.409A-3(i)(5)(v); or

(b) a change in effective control of the Company in accordance with Treasury Regulation Section
1.409A-3(i)(5)(vi); or

(c)	a change in the ownership of a substantial portion of the Company’s assets in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii);

1.10 “Change-in-Control Date” shall mean the date a Change in Control occurs.

1.11 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including applicable regulations promulgated thereunder.

1.12 “Committee” shall mean the Board’s Compensation, Nominating and Governance Committee.

1.13 “Common Stock” shall mean common stock, par value $0.01 per share, of the Company.

1.14 “Common Stock Value” shall mean the fair market value of a share of the Common Stock as determined in good faith by the Board.

1.15 “Company” shall mean Ally Financial Inc.

1.16 “Competitive Activity” shall mean an activity in which the Participant engages directly or indirectly (whether as a principal, agent, partner, member, employee, investor, owner, consultant, board member or otherwise) that is in direct competition with the Company or any of its Subsidiaries or affiliates in any of the States within the United States, or countries within the world, in which the Company or any of its Subsidiaries or affiliates conducts business with respect to a business in which the Company or any of its subsidiaries or affiliates engaged or was preparing to engage during employment and on the date of the termination of employment; provided, however, that an ownership interest of 1% or less in any publicly held company shall not constitute a Competitive Activity; and further provided, however, that the Participant may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in direct competition with the Company or any Subsidiary or affiliate but as to which such subsidiary, division, segment, unit, etc. the Participant has no direct or indirect responsibilities or involvement so long as the Participant does not breach the covenant of confidentiality contained in Section 9.3 below.

1.17 “Deferral Payment Date” shall mean March 15, 2013, or any other date specified in an Award Letter.

1.18 “Disability" or “Disabled” shall mean a “disability” as defined under Code Section 409A(a)(2)(C).

1.19 “Dividend Equivalent” shall mean an amount equal to the amount of a dividend with respect to Ally
Financial Inc. equity that is paid to Ally Financial Inc. equity holders on or after an IPO.

1.20 “Effective Date” shall mean July 16, 2008, the date approved by the Board.

1.21 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including applicable regulations promulgated thereunder.

1.22 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.23 “Fair Market Value” shall mean the fair market value of the Company as determined in good faith by the Board and in accordance with Section 6 below.

1.24 “IPO” shall mean an underwritten sale to the public of the Company’s equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 and after which the Company’s equity securities are listed on the New York Stock Exchange or the American Stock Exchange or on the NASDAQ Stock Market; provided, however, that an IPO shall not include any issuance of the Company’s equity securities in any merger or other business combination, and shall not include any registration of the issuance of such equity securities to exiting security holders or employees of the Company on Form S-4 or Form S-8.

1.25 “Participant” shall mean any employee of the Company or any Subsidiary to whom an Award has been granted by the Committee under the Plan and who is employed by the Company or any Subsidiary as of the date the Award Vests in accordance with Section 8 or 10 below.

1.26 “Payment” or “Paid” prior to an IPO shall mean a cash payment and subsequent to an IPO shall mean a cash payment or a distribution of Common Stock (to the extent Shareholders have made shares available for employee incentives), as determined by the Committee in its sole discretion, made to a Participant having an aggregate Common Stock Value equal to:

(a)	if with respect to an RSU, the product of (x) the Common Stock Value times (y) the number of Units underlying the RSU subject to the Payment, plus any Dividend Equivalents, if applicable; or

(b)	if with respect to an SAR, the product of (x) the Common Stock Value less the Strike Price times (y) the number of Units underlying the SAR subject to the Payment; and

1.27 “Plan” shall mean the Ally Financial Inc. Long-Term Equity Compensation Incentive Plan.

1.28 “RSU” shall mean an Award designated as a full-value compensatory vehicle where compensation attributable to such Award will be measured by the Fair Market Value or Common Stock Value, as the case may be, as of the Payment Date, and which shall be subject to restrictions and limitations imposed by the Committee on the date of grant.

1.29 “Sale of a Business Unit” shall mean whether effected directly or indirectly, or in one transaction or a series of transactions:

(a) any merger, consolidation, reorganization or other business combination pursuant to which a Business Unit and an acquirer and/or all or a substantial portion of their respective business operations are combined in a manner that results in a "change of control" of the Business Unit (utilizing the criteria described in the Section 1.9 Change in Control definition but substituting Business Unit for Company); or

(b)
the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the Business Unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, joint venture over which Ally does not exercise voting control or otherwise.

1.30 “SAR” shall mean an Award designated as an appreciation-only compensatory vehicle where compensation attributable to such Award will be measured by the excess, if any, of the Common Stock Value of the Award as of the Payment Date less the Strike Price, and which shall be subject to restrictions and limitations imposed by the Committee on the date of grant.

1.31 Shareholder” shall mean a holder of Common Stock.

1.32 “Strike Price” shall mean the strike price of an SAR as determined by the Committee.

1.33 “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

1.34 “Treasury Regulation” shall mean the regulations promulgated under the Code by the United States
Department of the Treasury, as amended from time to time.

1.35 “Unforeseeable Emergency” shall mean an “unforeseeable emergency” as defined under Code
Section 409A(a)(2)(B)(ii)(I).

1.36 “Unit” shall mean a phantom share of Common Stock.

1.37 “Unvested Award’" shall mean the portion of an Award that has not yet Vested.

1.38 “Vest” shall mean that the Participant has an unrestricted right, title and interest to receive the compensation attributable to the Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award without a “substantial risk of forfeiture” (as such term is defined and used in Code Section 409A).

1.39 “Vesting Date” shall mean the date on which an Award Vests as specified in the Award Letter.

1.40 “Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.0 PURPOSE OF PLAN

2.1 Purpose. The purpose of the Plan is to motivate certain employees of the Company and its Subsidiaries to put forth maximum efforts toward the growth, profitability, and success of the Company and its Subsidiaries by providing incentives to such employees through payments that are based on Common Stock Value. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as employees of the Company and its Subsidiaries, and to assist in aligning the interests of such employees with the interests of the Company’s Shareholders.

2.2 ERISA. The Plan is intended to be an unfunded “employee benefit plan” (as such term is defined and used under ERISA) which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA, and thus the Plan is intended to be treated as and subject to the “top-hat” plan requirements under ERISA.

2.3 Code Section 409A. The Plan is intended to be a “nonqualified deferred compensation plan” as such term is defined and used under Code Section 409A, and thus the Plan is intended to be fully subject to and fully compliant with Code Section 409A.

2.4 TARP Compliance. The Plan is intended to fully comply with the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the rules and regulations of the Troubled Asset Relief Program, and any other Federal law or regulation that may govern executive compensation for so long as the Company shall remain subject to such laws and regulations.

3.0 TERM OF PLAN; AMENDMENT AND TERMINATION OF PLAN

3.1 Term. The Plan shall be effective as of the Effective Date and shall terminate on the earlier of (i) the date that all Awards granted under the Plan are Paid or (ii) the 10th anniversary of the Effective Date, unless sooner terminated by the Board in accordance with Section 3.2 below.

3.2 Termination of Plan. The Board may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 3.2 shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant's prior written consent.

3.3 Amendment of Plan. The Board may amend the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 3.3 shall reduce the amount of any outstanding Award or otherwise adversely change the terms and conditions thereof without the Participant's prior written consent, except as provided in Section 3.5.

3.4 Amendment or Cancellation of Award Letters. The Committee may amend or modify any Award Letter at any time; provided, however, that except as provided in Section 3.5, if the amendment or modification adversely affects the Participant, such amendment or modification shall be by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein.

3.5 Compliance Amendments. Notwithstanding anything contained in this Section 3 or in the Plan to the contrary, the Plan and/or any Award Letter may be unilaterally amended by the Board or the Committee, as the case may be, – even if such amendment reduces the amount of any outstanding Award or otherwise adversely changes the terms and conditions thereof without the Participant’s prior written consent – if such amendment is required to comply with (i) any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief program and the regulations thereunder or (ii) Code Section 409A. In addition, any such amendment to the Plan or to any Award Letter that would cause compensation payable under the Plan to be subject to the penalty tax imposed by Code Section 409A shall be null and void and of no effect as if the Plan had never been amended.

4.0 ADMINISTRATION

4.1 Responsibility. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2 Award Letter. Each Award granted under the Plan shall be evidenced by an Award Letter, which shall be signed by an authorized agent or officer of Ally Financial Inc. and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Letter, the provision of the Plan shall control and prevail.

4.3 Authority of the Committee. The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a) to determine eligibility for participation in the Plan;

(b) to determine the size of an Award granted under the Plan; (c) to set vesting schedules for each Award;
(d) to set the Strike Prices for SARs under the Plan;

(e) to grant Awards to, and to enter into Award Letters with, Participants; (f) to equitably convert outstanding Awards from bps to Units;

(g)
to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(h)	to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(i) to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(j) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(k) to maintain the Plan’s full compliance with Code Section 409A;

(l) to maintain the Plan’s full compliance with any Federal law or regulation that may govern executive compensation and that applies to the Company, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder;

(m) to recommend the Common Stock Value to the Board for purposes of the Plan;

(n)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.4 Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.5 Delegation of Authority. The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 4.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.6 Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

4.7 Liability. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, and no member of the Committee or employee of the Company shall be liable for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.8 Indemnification. The Company shall indemnify members of the Committee and any agent of the Committee against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

5.0 ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. All employees of the Company and its Subsidiaries shall be eligible to participate in the
Plan and to receive Awards.

5.2 Participation. The Committee in its sole discretion shall designate who shall be a Participant and receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the bps or Units subject to each Award.

6.0 UNITS AVAILABLE UNDER PLAN; COMMON STOCK VALUE

6.1 Available Units for Grant. The aggregate number of Units that may be granted under all Awards during the term of the Plan shall not exceed 79,910. The aggregate number of Units that may be granted under all RSU Awards during the term of the Plan shall not exceed 57,946. The aggregate number of Units that may be granted under all SAR Awards during the term of the Plan shall not exceed 21,964. Awards that are cancelled or forfeited may be regranted.

6.2 Adjustment to Units. As to Awards denominated with reference to Units, if there is any change to the Common Stock, through merger, consolidation, reorganization, recapitalization, dividend, split, reverse split, split-up, split-off, spin-off, combination of Common Stock, exchange of Common Stock, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to Shareholders, an adjustment shall be made to each such Award either granted or available for grant under the Plan so that after such adjustment each such Award reflects such change to the Common Stock. In addition, for the purpose of preventing any dilution or enlargement of Participants' rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the Units available for grant or granted under the Plan, as well as the Strike Price of outstanding SARs, the Common Stock Value or any other affected term.

6.3 Common Stock Value. The Board shall determine the Common Stock Value (i) at least once a year and (ii) as of a Change-in-Control Date. The Board may in its sole discretion determine a Common Stock Value at any other time. The Common Stock Value shall take into account the valuation rules under Treasury Regulation Section 1.409A-1(b)(5)(iv) if compliance with such valuation rules are necessary for compliance with Code Section 409A.

7.0 GRANTS OF AWARDS

7.1 Grants. The Committee in its sole discretion and at any time may grant Awards to Participants. Each grant of an Award shall be designated by a fixed number of Units underlying the Award.

7.2 Types of Grants. The Committee in its sole discretion may grant either RSUs, SARs, or a combination of both.

7.3 Award Letter. Each Award shall be evidenced by an Award Letter, stating: (a) the Units underlying the Award; (b) if the Award is a SAR, then the Strike Price; (c) the Vesting schedule for each Award; (d) if the Award is an RSU, whether the Award is subject to a Deferral Payment Date; and (e) any other term, condition, restriction and/or limitation with respect to the Award.

7.4 Deferral. To the extent permitted by the Committee, a Participant may elect to defer compensation attributable to an RSU Award to the Deferral Payment Date, provided that such deferral fully complies with Code Section 409A.

7.5 Dividend Equivalents. On or after an IPO, Participants who hold RSUs shall be entitled to receive Dividend Equivalents to the same extent and in the same manner as equity holders of the Common Stock, if and when such holders receive dividends under such Common Stock. The Dividend Equivalent shall be deemed to be invested in additional RSUs, based on the Common Share Value on the dividend payment date and such additional RSUs shall be subject to the same Vesting schedule, forfeiture rules, and other terms applicable to the related RSU Award.

8.0 VESTING AND PAYMENT OF AWARDS

8.1 Vesting. Each Award shall Vest in accordance with the Vesting schedule contained in each Award Letter, as determined by the Committee in its sole discretion, unless Vesting is accelerated in accordance with Section 8.2 or 10 below or unless Vesting is required to be modified in order to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder.

8.2 Vesting Due to a Change in Control Except as prohibited by any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, during the one-year period immediately following the Change-in-Control Date, a Participant’s unvested Awards shall 100% immediately Vest as of the date of an involuntary termination of the Participant’s employment by the Company without Cause and shall be paid within
75 days of Vesting.

8.3 Payment of RSU Awards. Except as prohibited by any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, and except as provided in Sections 8.2 or 10.3, RSUs that Vest shall be Paid to the Participant at the later of within 75 days after a Vesting Date or on a date specified in an individual Award Letter, based on the most recent Common Stock Value, provided that if all or a portion of the RSUs are subject to a valid deferral in accordance with Section 7.4 above, then such RSUs shall be Paid in accordance with such Deferral Payment Date based on the most recent Common Stock Value prior to the Deferral Payment Date.

8.4 Payment of SAR Awards. Except as prohibited by any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, SARs that Vest shall be paid to the Participant by March 15 immediately following the December 31, 2012 final Vesting Date, but not later than 75 days after a Vesting Date based on (i) if the Participant’s employment has not been terminated prior to the date of Payment, then the most recent Common Stock Value or (ii) if the Participant’s employment has been terminated (including termination due to death) prior to the date of Payment, then the most recent Common Stock Value preceding the date of the termination of the Participant’s employment (including a termination due to death).

8.5 Payment of Dividend Equivalents. Except as prohibited by any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, Dividend Equivalents (if any) shall be Paid when the related RSU Award is paid to the Participant in accordance with Section 8.3 above.

8.6 Repayment of Certain Award Payments. If any Award payment to a Participant who (i) is or was an executive officer (as defined in Rule 3b-7 of the Securities Exchange Act of 1934); or (ii) is a named executive officer (as determined pursuant to Instruction 1 to Item 402(a)(3) of Regulation S-K under the Federal Securities Laws); or (iii) is among the next twenty most highly compensated employees of the Company, is determined to have been based on statements of earnings, revenues, gains, or other performance criteria that are later found to be materially inaccurate, is based on erroneous data that resulted in an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws within the three years prior to payment, or is found to require repayment under the provisions of any other Federal law or regulation that may govern the Company’s executive compensation, such payment shall, upon notice to the Participant, become immediately due and payable in full to the Company. The Committee may, in its discretion, also demand repayment from other Participants based on the same determination. Failure to promptly repay the Company upon demand will constitute Cause for termination of employment.

9.0 RESTRICTIVE COVENANTS

9.1 Non-Competition. While the Participant who is awarded SARs, or who participates or participated in the GMAC Management LLC Class C Membership Interests Plan, is employed by the Company or a Subsidiary, and during the 1-year period immediately following the date of any termination of the Participant's employment with the Company or a Subsidiary, such Participant shall not without the prior written consent of the Committee, at any time, directly or indirectly, whether on behalf of himself or herself or any other person or entity, engage in a Competitive Activity. The restrictions in this Section 9.1 do not apply to a Participant who is not awarded SARs, or who does not or did not participate in the GMAC Management LLC Class C Membership Interests Plan unless the restrictions in this Section 9.1 are specified in the Participant's Award Letter.

9.2 Non-Solicitation of Customers/Clients and Employees. While the Participant is employed by the Company or a Subsidiary, and during the 2-year period immediately following the date of any termination of the Participant’s employment with the Company or a Subsidiary, such Participant shall not at any time, directly or indirectly, whether on behalf of himself or herself or any other person or entity (i) solicit any client and/or customer of the Company or any Subsidiary with respect to a Competitive Activity or (ii) solicit or employ any employee of the Company or any Subsidiary, or any person who was an employee of the Company or any subsidiary during the 60-day period immediately prior to the Participant’s termination, for the purpose of causing such employee to terminate his or her employment with the Company or such Subsidiary.

9.3 Confidentiality. While the Participant is employed by the Company or a Subsidiary, and at all times thereafter, a Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during his or her employment with the Company, including but not limited to records kept in the ordinary course of business, except:

(a)	as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company; or

(b)
when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information; or

(c)	as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section 9.3; or

(d)
to the Participant’s spouse, attorney, and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 9.3 by the Participant.

9.4 Non-Disparagement. While the Participant is employed by the Company or a Subsidiary, and at all times thereafter, a Participant shall not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its Subsidiaries, affiliates, investors, Shareholders, officers, or employees.

9.5 Enforcement of Section 9. If a Participant materially violates any provision of this Section 9, he or she shall immediately forfeit any right, title and interest to any Award that has not yet been paid. In addition, such Participant shall be required to repay to Ally Financial Inc. a cash amount equal to the value of all Payments made during the 24-month period ending on the date the Company initiates an enforcement action under this Section 9 and shall reimburse the Company for its legal fees and costs associated with recovery of these amounts.

9.6 Enforcement of Non-Competition, Non-Solicitation and Confidentiality Covenants. If a Participant violates or threatens to violate any provisions of this Section 9, the Company shall not have an adequate remedy at law. Accordingly, the Company shall be entitled to such equitable and injunctive relief, without the posting of a bond, as may be available to restrain the Participant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of this Section 9. Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of this Section 9, including the recovery of damages. If the Company is successful in enforcing its rights under this provision, the affected Participant shall reimburse the Company for its legal fees and costs associated with such enforcement action.

10.0 TERMINATION OF EMPLOYMENT; OTHER DISTRIBUTIONS

10.1 Death. Except as prohibited by any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of
2009 and the Troubled Asset Relief Program and the regulations thereunder, if a Participant dies prior to a Payment, then the Participant’s Unvested Awards shall Vest (if at all) as of the date of death of such Participant in accordance with the Award Letter.

10.2 Termination of Employment Due to Disability. Except as prohibited by any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, if a Participant’s employment is terminated due to Disability prior to a Payment, then the Participant’s Unvested Awards shall Vest (if at all) as of the date of such termination of employment in accordance with the Award Letter.

10.3 Termination of Employment Due to Sale of a Business Unit. Except as prohibited by any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, if a Participant’s employment is terminated, other than for Cause, due to and during the twelve months following a Sale of a Business Unit, then the
Participant’s Unvested Awards shall 100% Vest as of the date of such termination of employment. Payment will be made as if vesting was not accelerated by this Section 10.3 and in accordance with any valid deferral election.

10.4 Termination for Cause. If a Participant’s employment is terminated by the Company or a Subsidiary for Cause prior to a Payment, then the Participant’s Vested and Unvested Awards shall be immediately forfeited as of the date of such termination of employment.

10.5 Termination without Cause. Except as prohibited by any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, if a Participant’s employment is terminated by the Company or a Subsidiary without Cause, including a Qualified Termination under the Ally Financial Inc. Senior Leadership Severance Plan effective as of June 1, 2008, prior to a Payment, then unless the termination is otherwise a Termination Due to the Sale of a Business Unit under Section 10.3:

(a) the Participant’s Unvested Award shall Vest (if at all) in accordance with the Award Letter;
and

(b)	all other of the Participant’s Unvested Awards shall be immediately forfeited as of the date of such termination of employment.

10.6 Termination by Participant. Except as provided in Section 10.7, if a Participant’s employment is terminated by the Participant prior to a Payment, then the Participant’s Unvested Awards shall be immediately forfeited as of the date of such termination of employment.

10.7 Retirement. Except as prohibited by any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder, if a Participant reaches age 65, or reaches age 55 and has a combination of age and service to the Company and its Subsidiaries totaling 70 or more, and the Participant’s employment terminates, other than for Cause or pursuant to Section 8.2 or Section 10.3, the Participant’s Unvested Awards shall continue to vest as if the Participant had not terminated employment, provided that such vesting shall not accelerate or change the Payment of any award; and that such continued Vesting and Payment fully complies with Code Section 409A.

10.8 Disability. The Committee, in its sole discretion, may provide in the Award Letter or take such unilateral action so that Awards will be Paid if a Participant is Disabled (even if the Participant’s employment with the Company or a Subsidiary is not terminated), provided that such Payment fully complies with Code Section 409A and any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder.

10.9 Unforeseeable Emergency. The Committee, in its sole discretion, may provide in the Award Letter or take such unilateral action so that all or a portion of the Awards will be Paid if a Participant has an Unforeseeable Emergency, provided that such Payment fully complies with Code Section 409A and any Federal law or regulation that may govern the Company’s executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program and the regulations thereunder.

10.10 Section 409A Mandatory 6-Month Delay. Notwithstanding anything contained in the Plan to the contrary, if the Committee determines that the Participant is a “specified employee” as such term is defined and used under Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-
3(i)(2), then all Payments based on a termination of employment shall be subject to a mandatory delay and Paid on the first day of the 7th month following the date that would have been the date of Payment if the Participant had not been determined by the Committee to be a “specified employee” and based on the most recent Common Stock Value as of the date that would have been the date of Payment had the Participant not been determined by the Committee to be a specified employee.

11.0 CLAIMS

11.1
Claims Procedure. If any Participant or Beneficiary, or his or her legal representative, has a claim for benefits under the Plan which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant's address. Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within 90 days after the claim is filed. In the event of special circumstances, the Committee may extend the period for determination for up to an additional 90 days, in which case it shall so advise the claimant. If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent pro- visions of the Plan shall be cited, including an explanation of the Plan's claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.

11.2
Claims Review Procedure. If a claimant whose claim has been denied wishes further consideration of his or her claim, he or she may request the Committee to review his or her claim in a written statement of the claimant's position filed with the Committee no later than 60 days after receipt of the written notification provided for in Section 11.1 above. The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next 60 days. Due to special circumstances, the Committee may extend the period for determination for up to an additional 60 days, in which case it shall so advise the claimant.

12.0 TAXES

12.1
Withholding Taxes. The Company shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

12.2 Golden Parachute Excise Tax Reduction. This 12.2 shall apply if a Participant would be entitled to amounts under the Plan which, together with any other payments or benefits to such Participant, would constitute a “parachute payment” as defined in Section 280G of the Code. Notwithstanding any provision of this Plan or any Award Agreement, payments in respect of any Award will be reduced (after giving effect to reductions of other entitlements with a view to maximizing the value to be retained by the Participant) if and to the extent that such reduction would result in a greater “Net After-
Tax Amount”, as hereinafter defined, than such Participant would be entitled to in the absence of such reduction. For purposes hereof, “Net After-Tax Amount” shall mean the net amount of all amounts to which such Participant is entitled that would or could constitute a “parachute payment”, after giving effect to all taxes applicable to such payments, including without limitation, any tax under Section 4999 of the Code. The determination of whether and how any such payment reduction shall be effected shall be made by a nationally recognized accounting firm acceptable to the Participant and the Company.

12.3 Code Section 409A. The Plan is subject to Code Section 409A. Notwithstanding anything contained in the Plan to the contrary, the Committee shall have full authority to operate the Plan and to override or amend any provision in the Plan or any Award Letter in order for the Plan to be fully compliant – both in form and in operation – with Code Section 409A.

12.4 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts payable or provided under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

13.0 MISCELLANEOUS

13.1 Listing of Awards and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of Awards with respect to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

13.2 No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

13.3 Nontransferability. Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged, or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution.

13.4 Voting and Distribution Rights. A Participant shall not be entitled to any voting rights, distributions or any other rights or privileges of an equity holder as a result of the grant of an Award.

13.5 No Right to Continued Employment or Service or to Grants. The Participant's rights, if any, to continue to serve the Company or any Subsidiary as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any Employee at any time. The adoption of the Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

13.6 Awards Subject to Foreign Laws. The Committee may grant Awards to individual Participants who are subject to the tax and/or other laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action that it deems advisable to obtain approval of such

Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 13.4 and no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

13.7 Governing Law. The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Michigan without reference to principles of conflict of laws, except as superseded by applicable federal law.

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